EXHIBIT 99.1

Exactech Announces Divestiture of Spine Assets
and Restructuring Charges

GAINESVILLE, Fla. - January 31, 2017 - With the goals of increasing productivity, enhancing profitability of its worldwide business, and strengthening its focus on core competencies, Exactech, Inc., (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for extremities, hip, knee and spine, has announced the restructuring of its Spine and Biologics business segment including the divestiture of its spine products business and restructuring charges related to international operations. The divestiture was executed through a spine asset sale today to ChoiceSpine, a private enterprise headquartered in Knoxville, TN. Terms of the transaction were not released.

Exactech CEO David Petty said, “For nearly a decade, Exactech has driven innovations in spinal surgery and we are pleased to have made meaningful contributions to patient care. We are confident the transfer of these products to ChoiceSpine will provide a continued focus on improving patient care for that population. This divestiture will allow us to sharpen our focus on investments in the core extremities and large joint segments of our business.”

According to Martin Altshuler, who co-founded ChoiceSpine with Rick Henson, “The additional technologies that Exactech has access to, combined with our expanding portfolio, allows us to further solidify our company as a premier, full-line spinal fusion provider in the U.S., with further growth opportunities in select international markets,” said Altshuler.

“We’re now in a position to dive deeper into our growth strategy by adding and introducing new distribution and surgeon users to our current and future technologies that we plan to launch over the next few months,” added Henson.

Exactech stated that the restructuring initiative and losses on the impairment of Spine and Biologics assets, including goodwill and spine assets sold, will result in a pre-tax charge to 2016 earnings in the range of $15-17 million. Looking ahead, the company expects 2017 revenue to be in the range of $264 - $272 million and earnings per share to be in the range of $1.24 to $1.32.

Earnings for 2016 will be released on Tuesday, February 21, 2017 before market open, and additional restructuring details will be reviewed during the company’s 2016 year-end earnings call on Tuesday, February 21, 2017 at 10AM ET.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures

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EXACTECH INC.

many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech can be found at http://www.exac.com.

A current investment profile on Exactech (Nasdaq: EXAC) is available online at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

About ChoiceSpine
ChoiceSpine is a privately held spinal implant company located in Knoxville, Tenn., and prides itself on providing excellent products and exceptional service to meet the needs of their customers.  ChoiceSpine offers a breadth of innovative and surgeon focused systems that are designed to be safe, efficient, and easy-to-use. By working closely with physicians and maintaining service-focused distribution, ChoiceSpine will continue to bring technically-superior spinal products to the market.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                            Julie Marshall or Frank Hawkins
Jody Phillips                                 Hawk Associates
Executive Vice President of Finance &                305-451-1888
Chief Financial Officer                            EXAC@hawkassociates.com
352-377-1140

Media contacts                            ChoiceSpine, LP
Priscilla Bennett, Exactech                        Anderson Collins
Vice President, Corporate & Marketing Communication        Business Development
352-377-1140                                865.246-3333
acollins@choicespine.com

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EXACTECH INC.